EXHIBIT 23

[LETTERHEAD OF HAZLETT, LEWIS & BIETER, PLLC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report of American Consumers, Inc. (Form 10-K), of our report, dated August 20, 2010, with respect to the financial statements of American Consumers, Inc. included in the Annual Report to security holders for the fiscal year ended May 29, 2010.

/s/ Hazlett, Lewis & Bieter, PLLC

Chattanooga, Tennessee
August 26, 2010